Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Charles C. Van Vleet, Jr.

(315) 287-2600

GOUVERNEUR BANCORP, INC.

ANNOUNCES APPOINTMENT OF NEW

PRESIDENT AND CHIEF EXECUTIVE OFFICER

Gouverneur, New York, March 27, 2024 — Gouverneur Bancorp, Inc. (OTCQB Marketplace: GOVB) (the “Company”), the holding company for Gouverneur Savings and Loan Association (the “Bank”), announced today that the Board of Directors of the Company and the Bank has appointed Robert W. Barlow as the President and Chief Executive Officer of the Company and the Bank effective immediately. Charles C. Van Vleet, Jr. will continue to serve as the President and Chief Executive Officer of GS&L Municipal Bank, the wholly owned subsidiary of the Bank, and will assist with Mr. Barlow’s transition to the role of President and Chief Executive Officer.

Mr. Barlow has served as Vice President of Commercial and Residential Lending for Northern Credit Union, located in Watertown, New York, since September 2019. Prior to that time, Mr. Barlow was the Member Business Lending Officer and Team Lead for SeaComm Federal Credit Union, located in Massena, New York, from July 2016 to September 2019. Mr. Barlow also served as Vice President and Branch Manager for First Niagara Bank, N.A. from August 2009 to July 2016.

Mr. Van Vleet stated, “We are delighted that Rob Barlow has agreed to join the Company and the Bank and I look forward to working closely with Rob as he transitions to his new role as President and Chief Executive Officer.” Mr. Barlow added, “I am excited to assume the role of President and Chief Executive Officer and for the opportunity to manage a local community bank in a market with which I am very familiar. I am grateful to be selected to lead this outstanding management team and look forward to working with, and for, our directors, employees and stockholders going forward.”

About Gouverneur Bancorp, Inc.

Gouverneur Bancorp, Inc. is the holding company for Gouverneur Savings and Loan Association, which is a New York chartered savings and loan association founded in 1892 that offers deposit and loan services for businesses, families and individuals. At December 31, 2023, the Company had total assets of $204.9 million, total deposits of $160.3 million and total stockholders’ equity of $32.1 million.

Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, among others, the following: the ability to successfully integrate acquired entities, such as Citizens Bank of Cape Vincent, which we acquired on September 16, 2022, and realize expected cost savings associated with completed mergers and acquisitions; changes in interest rates; national and regional economic conditions; legislative and regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the size, quality and composition of the loan or investment portfolios; demand for loan products; deposit flows and our ability to effectively manage liquidity; competition; demand for financial services in our market area; changes in real estate market values in our market area; changes in relevant accounting principles and guidelines; and our ability to attract and retain key employees. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Gouverneur Bancorp and Gouverneur Bancorp, Inc. assume no obligation to update any forward-looking statements.